FLIR Systems Announces First Quarter 2013 Financial Results and Management Changes

First Quarter EPS Increases 13%; Andrew Teich to Succeed Earl Lewis as President and CEO

PORTLAND, OR -- (Marketwire - April 26, 2013) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2013. Revenue was $348.6 million, largely unchanged compared to first quarter 2012 revenue of $348.5 million. Operating income in the first quarter was $69.1 million, compared to $68.3 million in the first quarter of 2012. First quarter 2013 net income was $51.6 million, or $0.35 per diluted share, compared with net income of $48.1 million, or $0.31 per diluted share in the first quarter a year ago. Cash provided by operations in the first quarter was $62.0 million. During the quarter, the Company repurchased 3.8 million shares of its common stock at an average price of $26.22 per share.

Revenue from the Company's Commercial Systems division increased 5% from the first quarter of 2012, to $211.8 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $167.4 million, an increase of 7% from the first quarter results last year. The Raymarine segment contributed $44.4 million of revenue during the first quarter, down 5% from the prior year.

Revenue from the Company's Government Systems division decreased 6% from the first quarter of 2012, to $136.8 million. Within the Government Systems division, revenue from the Surveillance segment was $110.2 million, a decrease of 4% from the first quarter of 2012. Revenue from the Detection segment was $12.5 million, a decrease of 35% compared to the first quarter of 2012, and the Integrated Systems segment contributed $14.0 million of revenue during the first quarter, an increase of 15% from the prior year.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $505 million as of March 31, 2013, a decrease of $15 million during the quarter and an increase of $48 million over the prior year. Backlog in the Government Systems division was $334 million, decreasing $22 million during the quarter and increasing $22 million over the prior year. Backlog in the Commercial Systems division was $172 million, increasing $8 million during the quarter and $27 million over the prior year.

"First quarter results were consistent with our expectations for how the year would begin," noted Earl Lewis, President and CEO of FLIR. "Despite the difficult funding and macro environment our customers are experiencing, both of our divisions have meaningfully higher backlog than they did a year ago and our focus on organizational efficiency and cost control resulted in increased margins and net earnings growth. In addition, we continue to generate operating cash at a rate that significantly exceeds net income, which will allow us to generate strong returns for our shareholders."

Revenue and Earnings Outlook for 2013
Based on financial results for the first three months of 2013 and the outlook for the remainder of the year, FLIR is reaffirming its outlook for revenue and earnings per share for the full year 2013. Management expects revenue for 2013 to be in the range of $1.5 billion to $1.6 billion and net earnings to be in the range of $1.56 to $1.66 per diluted share.

Management Succession
Mr. Lewis has announced his intention to retire as President and Chief Executive Officer of the Company effective May 19, 2013. He will assume a senior advisor role to the Company to aid in the transition and will remain Chairman of the Board of Directors of FLIR. Mr. Andrew C. Teich, currently President of the Company's Commercial Systems division, will assume the positions of President and Chief Executive Officer of FLIR upon Mr. Lewis's retirement. "This is the culmination of a process that began more than two years ago with three of my direct reports completing the Harvard Advanced Management Program," said Mr. Lewis. "Approximately a year ago, we formed a special committee of the Board of Directors and hired outside consultants to begin the difficult process of selecting one person from among three excellent internal candidates in Bill Sundermeier, Tony Trunzo, and Andy. The difficulty in making a final decision was a result of the Board's strong belief that all three were highly competent and capable leaders."

"I am, of course, very pleased to be offered the opportunity to lead FLIR," said Mr. Teich. "I look forward to leading this outstanding management team and our global group of dedicated employees to the next level of growth."

Dividend Declaration
FLIR's Board of Directors has declared a quarterly cash dividend of $0.09 per share on FLIR common stock, payable June 7, 2013, to shareholders of record as of close of business on May 20, 2013.

Conference Call
FLIR has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call may be accessed online from the Upcoming Events link at the Investor Relations page of www.FLIR.com. A replay will be available after 2:00 p.m. ET (11:00 a.m. PT) at this same Internet address. Summary first quarter and historical financial data, including segment details, may be accessed online from the Summary Financial Data section of www.FLIR.com/investor.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2013" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about FLIR's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, FLIR's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in FLIR's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------

Revenue                                        $     348,583  $     348,452
Cost of goods sold                                   164,596        165,725
                                               -------------  -------------
    Gross profit                                     183,987        182,727

Operating expenses:
  Research and development                            36,684         36,571
  Selling, general and administrative                 78,173         77,860
                                               -------------  -------------
    Total operating expenses                         114,857        114,431

    Earnings from operations                          69,130         68,296

Interest expense                                       2,897          3,066
Interest income                                         (191)          (428)
Other expense (income), net                             (764)        (1,225)
                                               -------------  -------------

    Earnings from continuing operations
    before income taxes                               67,188         66,883

Income tax provision                                  15,552         18,058
                                               -------------  -------------

    Earnings from continuing operations               51,636         48,825

Loss from discontinued operations, net of tax              -           (686)
                                               -------------  -------------

    Net earnings                               $      51,636  $      48,139
                                               =============  =============

Basic earnings per share:
  Earnings from continuing operations          $        0.36  $        0.32
  Discontinued operations                                  -          (0.00)
                                               -------------  -------------
    Basic earnings per share                   $        0.36  $        0.31
                                               =============  =============

Diluted earnings per share:
  Earnings from continuing operations          $        0.35  $        0.31
  Discontinued operations                                  -          (0.00)
                                               -------------  -------------
    Diluted earnings per share                 $        0.35  $        0.31
                                               =============  =============

Weighted average shares outstanding:
  Basic                                              144,629        154,485
                                               =============  =============
  Diluted                                            146,291        156,972
                                               =============  =============

                             FLIR SYSTEMS, INC.
                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                   March 31,    December 31,
                                                      2013          2012
                                                 ------------- -------------
                     ASSETS

Current assets:
  Cash and cash equivalents                      $     246,007 $     321,739
  Accounts receivable, net                             306,081       335,163
  Inventories                                          389,995       381,378
  Prepaid expenses and other current assets            100,455        96,006
  Deferred income taxes, net                            30,950        30,960
                                                 ------------- -------------
    Total current assets                             1,073,488     1,165,246

Property and equipment, net                            215,412       211,615
Deferred income taxes, net                              32,211        32,223
Goodwill                                               545,042       503,078
Intangible assets, net                                 167,870       140,621
Other assets                                            44,352       124,722
                                                 ------------- -------------
                                                 $   2,078,375 $   2,177,505
                                                 ============= =============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $      84,040 $      94,156
  Deferred revenue                                      29,107        29,465
  Accrued payroll and related liabilities               41,287        41,506
  Accrued product warranties                            13,557        13,169
  Advance payments from customers                       15,367        12,150
  Accrued expenses                                      27,714        32,772
  Other current liabilities                              3,937         4,331
  Accrued income taxes                                       -        11,943
                                                 ------------- -------------
    Total current liabilities                          215,009       239,492

Long-term debt                                         248,434       248,319
Deferred income taxes                                    8,325         7,996
Accrued income taxes                                    22,119        22,812
Pension and other long-term liabilities                 59,857        58,985

Commitments and contingencies

Shareholders' equity                                 1,524,631     1,599,901
                                                 ------------- -------------
                                                 $   2,078,375 $   2,177,505
                                                 ============= =============

                             FLIR SYSTEMS, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)(Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------

Cash flows from operating activities:
  Net earnings                                 $      51,636  $      48,139
  Income items not affecting cash:
    Depreciation and amortization                     14,871         15,207
    Deferred income taxes                                 44             10
    Stock-based compensation arrangements              5,696          5,535
  Other non-cash items                                 2,374         (5,406)
  Changes in operating assets and liabilities,
   net of acquisitions                               (12,662)       (14,490)
                                               -------------  -------------
Cash provided by operating activities                 61,959         48,995
                                               -------------  -------------

Cash flows from investing activities:
  Additions to property and equipment, net           (12,648)       (12,935)
                                               -------------  -------------
Cash used by investing activities                    (12,648)       (12,935)
                                               -------------  -------------

Cash flows from financing activities:
  Repurchase of common stock                        (108,361)       (25,389)
  Dividends paid                                     (13,106)       (10,784)
  Proceeds from shares issued pursuant to
   stock-based compensation plans                      1,179            876
  Excess tax benefit of stock options
   exercised                                             234            338
  Other financing activities                             (22)           (44)
                                               -------------  -------------
Cash used by financing activities                   (120,076)       (35,003)
                                               -------------  -------------

Effect of exchange rate changes on cash               (4,967)         6,263
                                               -------------  -------------

Net (decrease) increase in cash and cash
 equivalents                                         (75,732)         7,320
Cash and cash equivalents, beginning of period       321,739        440,846
                                               -------------  -------------
Cash and cash equivalents, end of period       $     246,007  $     448,166
                                               =============  =============

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com